Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Amendment No. 4  to the Registration Statement on Form F-3 (File No. 333-267101), the Amendment No. 1  to the Registration Statement on Form S-8 (File No. 333-264499), and Amendment No. 1  to the Registration Statement on Form S-8 (File No. 333-270355) of our report dated May 15, 2024, with respect to the consolidated balance sheet of ReTo Eco-Solutions, Inc., and its subsidiaries as of December 31, 2023 and 2022, and the related consolidated statements of income and comprehensive income (loss), changes in shareholders’ equity and cash flows for the years ended December 31, 2023, 2022 and 2021.

/s/ YCM CPA, Inc.

PCAOB ID 6781

Irvine, California

May 15, 2024